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                           [ML BANCORP LETTERHEAD]



                                PRESS RELEASE


FOR IMMEDIATE RELEASE


                  ML BANCORP, INC. COMPLETES ITS ACQUISITION
                  OF PENNCORE FINANCIAL SERVICES CORPORATION


        VILLANOVA, Pennsylvania, September 8, 1997 -- ML Bancorp, Inc. ("Company") (NASDAQ NMS: MLBC), today announced that it has completed its acquisition of Penncore Financial Services Corporation ("Penncore") effective at the close of business September 8, 1997.

        Under the terms of the agreement, Penncore shareholders will receive $36.56 in cash or a combination of cash and the Company's common shares for each of their shares. Seventy percent of the Penncore shares will be exchanged for shares of MLBC and thirty percent will be exchanged for cash.

        As a result of the acquisition, the Company will add approximately $130.0 million in assets, $90.0 million in deposits and expand its retail franchise in contiguous markets located in Bucks County, Pennsylvania. Commonwealth State Bank, a wholly-owned subsidiary of Penncore, will be merged into Main Line Bank, a wholly-owned subsidiary of the Company. Commonwealth State Bank will operate as a division of Main Line Bank.

        Dennis S. Marlo, President of the Company, stated: "We are enthusiastic in welcoming Penncore shareholders and Commonwealth State Bank customers and employees to our family. We are confident that we will continue to provide excellent service which the Commonwealth State Bank customers are accustomed to receiving, while being able to add a broader array of financial services to our new Bucks County communities."

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Contact: Brian M. Hartline, Chief Financial Officer
         (610) 526-6270